Exhibit 3
VALENTEC SYSTEMS, INC.
     The undersigned hereby agrees that for a period commencing on the date the Registration Statement filed pursuant to the Registration Rights Agreement of even date herewith by and between Valentec Systems, Inc. (the “Company”) and Cornell Capital Partners, LP (the “Investor”) has been declared effective by Securities and Exchange Commission and expiring when all amounts of principal and accrued and unpaid interest of the Promissory Note issued by the Company to Montgomery Equity Partners, Ltd. on the date hereof in aggregate amount of $1,000,000 has been paid in full (the “Registered Securities Lock-up Period”), he, she or it will not, directly or indirectly, issue, offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of, any securities of the Company (or shares of the surviving entity following the consummation of the merger between the Company and Acorn Holding Corporation) registered in connection with the Registrable Securities as defined Section 1.24 of Standby Equity Distribution Agreement of even date herewith between the Company and the Investor, including common stock or options, rights, warrants or other securities underlying, convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for any common stock (whether or not beneficially owned by the undersigned), or any beneficial interest therein (collectively, the “Securities”).
     In order to enable the aforesaid covenants to be enforced, the undersigned hereby consents to the placing of legends and/or stop-transfer orders with the transfer agent of the Company’s securities with respect to any of the Securities registered in the name of the undersigned or beneficially owned by the undersigned, and the undersigned hereby confirms the undersigned’s investment in the Company.
Dated: April 28, 2005

Signature GLOBAL INDUSTRIES, INC.
By:	/s/ Robert Zummo
Name:	Robert Zummo
Its:	President